                                                                    EXHIBIT 16.1

                            ASSET PURCHASE AGREEMENT



                                      AMONG




                              WATCH JUNCTION, INC.
                                    ("BUYER")


                                       AND


                            TAKE TO AUCTION.COM, INC.
                                   ("SELLER")











                          DATED AS OF FEBRUARY 19, 2003

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT ("Agreement") entered into as of February 19, 2003, by and among WATCH JUNCTION, INC., a Florida Corporation ("Buyer"), and TAKE TO AUCTION.COM, INC., a Florida corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties".

                                 R E C I T A L S

         WHEREAS, the respective Boards of Directors of Buyer and Seller have approved and have declared advisable the sale by Seller of certain assets to Buyer (the "Sale") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Sale and also to prescribe various conditions to the Sale;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

1.01 DEFINED TERMS. The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement. All defined terms shall include the singular and plural.

         ACTION means any claim, action, suit, arbitration, inquiry, proceeding actually filed and for which any of the Sellers have received notice or those Sellers' managers know are threatened.

         AFFILIATE means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         ASSET PURCHASE PRICE has the meaning set forth in SECTION 2.02.

         BUSINESS DAY means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Florida.

         BUYER has the meaning set forth in the preface above.

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         CLOSING has the meaning set forth in SECTION 2.03.

         CLOSING DATE has the meaning set forth in SECTION 2.03.

         CONFIDENTIAL INFORMATION means any information concerning the Purchased Assets, Seller or the businesses and affairs of Seller that is not already generally available to the public.

         ENCUMBRANCE means any security interest, pledge, mortgage, lien, charge, encumbrance, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         GOVERNMENTAL AUTHORITY means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         GOVERNMENTAL ORDER means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         INDEBTEDNESS means, for any Person without double counting, (a) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, or (c) all obligations under leases that are or should be, in accordance with generally-accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee.

         INTELLECTUAL PROPERTY means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, (b) copyrights, whether or not registered, and all patents, patent applications and inventions and discoveries, (c) registrations of and applications for registration of any of the foregoing, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (e) trade secrets and confidential, technical and business information, and (f) whether or not confidential, technology (including, without limitation, know-how and show-how), research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and customer and supplier lists and information whether or not such items are (1) created by Seller or any other Person or (2) are complete and functional or incomplete.



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         KNOWLEDGE (including, without limitation, the terms "KNOW", "KNOWING",
         "BEST KNOWLEDGE", or "TO THE BEST KNOWLEDGE OF") means knowledge with reasonable investigation.

         LAW or LAWS means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, permit, other legal requirement or rule of law.

         LEASE means any and all leases, subleases, sale/leaseback agreements, occupancy agreements or similar arrangements, whether or not capitalized, comprising a portion of the Purchased Assets.

         LIABILITIES means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental
         Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         LICENSED INTELLECTUAL PROPERTY means all Intellectual Property, comprising a portion of the Purchased Assets, licensed or sub-licensed to Seller from a third party.

         MATERIAL ADVERSE EFFECT means any circumstance, change in, or effect on the Purchased Assets or Sellers that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Purchased Assets or Sellers, and which: (a) is materially adverse to the Purchased Assets, Sellers, their operations, prospects, results of operations or financial condition, or (b) materially and adversely affects the ability of the Buyer to own and operate the Purchased Assets in the manner in which they are currently owned and operated by Sellers.

         OFFICERS means the corporate officers and managers of Seller.

         OWNED INTELLECTUAL PROPERTY means all Intellectual Property, comprising a portion of the Purchased Assets, in and to which Sellers hold, or has a right to hold, any right, title and interest.

         PARTY has the meaning set forth in the preface above.

         PERSON means an individual, a partnership, a limited partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         PURCHASED ASSETS has the meaning set forth in SECTION 2.01.



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         SALE has the meaning set forth in the Recitals above.

         SELLER has the meaning set forth in the preface above.

         SUBSIDIARIES means any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities controlled by the Seller directly or indirectly through one or more intermediaries.

1.02     OTHER CAPITALIZED TERMS. All capitalized terms not otherwise defined in
         SECTION 1.01 shall have the meaning given such terms elsewhere in this Agreement.


1.03 INTERPRETATION. All defined terms in this Agreement shall include the singular and plural, and the masculine and feminine of such terms.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.01 PURCHASE AND SALE OF PURCHASED ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from the Seller, and the Seller agrees to sell, convey and transfer to the Buyer, all of the Seller's right, title and interest in and to the assets and properties identified on SCHEDULE 2.01 (the "Purchased Assets") for the consideration specified in SECTION 2.02. Seller shall convey good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

         At time of Closing, Seller will grant Perfumania.com, Inc. and Buyer an exclusive right to use any and all systems and Intellectual Property needed to run and operate TTA Direct and Perfumania.com.

         Buyer retains the sole exclusive ownership of TTA Auctions and TTA Superstores.

2.02 PURCHASE PRICE. The purchase price for the Purchased Assets shall be Fifty Thousand and No/100 ($50,000.00) Dollars (the "Asset Purchase Price"), which shall be allocated among the Purchased Assets as set forth on SCHEDULE 2.01. The Asset Purchase Price shall be payable as follows:

         (A)      upon the execution of this Agreement at the Closing:

                  (1) Fifty Thousand and No/100 ($50,000.00) Dollars by wire transfer to an account designated in writing by Seller; and

                  (2) Three hundred and five thousand six hundred and ten (305,610) Shares of Nimbus Group, Inc. common stock (the "Shares") to Parent.


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2.03     THE CLOSING. The closing of the transactions contemplated by this
         Agreement (the "Closing") shall take place at the offices of Nimbus Group, Inc. in Fort Lauderdale, Florida on February 19, 2003 (the "Closing Date").

2.04 CLOSING DELIVERIES BY THE SELLERS. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

         (A)      a receipt from the Seller; and

         (B)      Board of Director minutes approving this Agreement.

2.05 CLOSING DELIVERIES BY THE BUYER. At the Closing, the Buyer shall deliver to the Seller:

         (A)      the cash portion of the Asset Purchase Price; and

         (B)      notice of the transfer of the Shares.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         Seller and Parent, jointly, severally and IN SOLIDO, represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the Closing.

3.01 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification.

3.02 AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION. Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by the Board of Directors of the Seller. No other corporate or other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

3.03     INVESTIGATIONS; LITIGATION.



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         (A)      No investigation or review by any governmental body or
                  authority with respect to Seller is pending, nor has any governmental body or authority notified Seller of an intention to conduct the same; and

         (B) There are no Actions, suits, or proceedings pending or threatened (to the knowledge of Seller or its respective officers, directors and managers) against or affecting Seller, or any of its respective properties at law or in equity, or before any federal, state, local, or foreign governmental body or authority.

3.04     INTELLECTUAL PROPERTY.

         (A) SCHEDULE 2.01 sets forth a list of the Owned Intellectual Property including any trademarks, service marks, corporate and assumed names, trade names and copyrights, patents and pending registrations and applications. To the best of Seller's knowledge, the rights of Seller in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and Seller has not received any claim or written notice of infringement or conflict in respect of any Intellectual Property.

         (B) (i) All the Owned Intellectual Property is owned by Seller, free and clear of any Encumbrance, (ii) Seller has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used and
                  (iii) no Actions have been made or asserted or are pending (nor, to the best of Seller's knowledge, has any such Action been threatened) against Seller, either (A) based upon or challenging or seeking to deny or restrict the use by Seller, of any of the Intellectual Property or (B) alleging that any services provided or products sold by Sellers are being provided or sold in violation of any trademarks, or any other rights, of any Person. To the best of Seller's knowledge, no Person is using any trademarks, service marks, trade names, or similar property that are confusingly similar to the Owned Intellectual Property, and no Person is making, using, or selling any product or practicing any method that infringes upon the Owned Intellectual Property or upon the rights of Seller therein. Seller has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of Seller in any of the Licensed Intellectual Property.

          (C) The Intellectual Property described in SCHEDULE 2.01 constitutes most of the Intellectual Property used or held or intended to be used by Seller or forming a part of all such Intellectual Property necessary and material in the conduct of Seller's business.




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

3.05     TANGIBLE PERSONAL PROPERTY.

         (A) SCHEDULE 2.01 lists the equipment, inventory, supplies, furniture, fixtures, and other tangible personal property comprising a portion of the Purchased Assets (the "Tangible Personal Property").

3.06     OWNERSHIP, TITLE, CONDITION, ETC., OF THE PURCHASED ASSETS.

         (A) Seller owns the Purchased Assets of which it is identified as the owner including, without limitation, the Tangible Personal Property identified in Schedule 2.01. No Person other than Seller owns, holds title to or has any other direct or indirect or beneficial interest in the Tangible Purchased Assets. Seller has good and marketable title to all of the Tangible Purchased Assets owned by them, free and clear of all Encumbrances.

         (B) All the Purchased Assets, are (as a whole) structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the other assets (as a whole) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Such assets (as a whole) are sufficient and able to conduct Seller's business as it is being conducted by Seller prior to the Closing and are sold in an "as is" condition.

         (C) Immediately following the Closing, Buyer will own, pursuant to good and marketable title, the Purchased Assets, without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, Buyer shall own and possess all presently existing documents, books, records, agreements and financial data of any sort relating to such Purchased Assets used by Seller or necessary for the conduct of Seller's business as it is being conducted by Seller prior to the Closing.


                                    ARTICLE 4
                              CONDITIONS TO CLOSING

4.01 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by Seller in writing, and Buyer shall use its reasonable best efforts to cause such conditions to be fulfilled:



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         (A)      COVENANTS. The covenants and agreements contained in this
                  Agreement to be complied with by the Seller on or before the Closing shall have been complied with;

         (B) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing except for such changes as are permitted or contemplated by this Agreement, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with. Buyer shall have received a certificate from Seller to such effect dated as of the Closing Date;

         (C) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental Authority against Seller seeking to restrain or adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement;

         (D) RELEASE OF ENCUMBRANCES. Buyer shall have received evidence of removal of all Encumbrances on the Purchased Assets, each to be in form and substance reasonably satisfactory to Buyer;

         (E) RESOLUTIONS. Buyer shall have received true and complete copies, certified by the Secretary or an Assistant Secretary of Seller's resolutions duly and validly adopted by the Board of Directors or other governing body of Seller evidencing their authorization of the execution and delivery of this Agreement and the other agreements to be executed by Seller as contemplated hereby and the consummation of the transactions contemplated hereby;

         (F) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect on Seller taken as a whole.

4.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer in writing, and Seller shall use its reasonable best efforts to cause such conditions to be fulfilled:



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

         (A) COVENANTS. The covenants and agreements contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with;

         (B) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing except for such changes as are permitted or contemplated by this Agreement, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with. ;

         (C) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental Authority against Buyer seeking to restrain or adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement;

         (D) RESOLUTIONS. Seller shall have received true and complete copies, certified by the Secretary or an Assistant Secretary of Buyer's resolutions duly and validly adopted by the Board of Directors or other governing body of Buyer evidencing their authorization of the execution and delivery of this Agreement and the other agreements to be executed by Buyer as contemplated hereby and the consummation of the transactions contemplated hereby;

         (E) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect on Buyer taken as a whole.

                                    ARTICLE 5
                  POST-CLOSING COVENANTS; RELATED TRANSACTIONS

5.01 FURTHER ASSURANCES. In case up to 30 days after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Seller and Buyer shall take all such necessary action.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.01 INDEMNIFICATION. Seller, severally and IN SOLIDO, shall indemnify and hold harmless Buyer, its parent corporation, Subsidiaries, Affiliates, officers, directors, shareholders employees and agent, for any and all




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

         liabilities, losses, damages, claims, costs and expenses, including the reasonable attorney, accountant and expert fees (collectively, "Losses") actually suffered or incurred by Buyer arising out of (i) the inaccuracy of any representation and warranty made by Seller in this Agreement, (ii) the breach of any covenant or (iii) any Liabilities or Indebtedness of Seller, Parent or their Subsidiaries or Affiliates that is not an Assumed Liability of Buyer.

         Buyer, severally and IN SOLIDO, shall indemnify and hold harmless Seller, its Subsidiaries, Affiliates, officers, directors, shareholders employees and agent, for any and all liabilities, losses, damages, claims, costs and expenses, including the reasonable attorney, accountant and expert fees (collectively, "Losses") actually suffered or incurred by Seller arising out of (i) the inaccuracy of any representation and warranty made by Buyer in this Agreement, (ii) the breach of any covenant or (iii) any Liabilities or Indebtedness of Buyer or their Subsidiaries or Affiliates that is not an Assumed Liability of Seller.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.01 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ARTICLE 2 above concerning payment of the Asset Purchase Price are intended for the benefit of Seller and its stockholders.

7.02 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.03 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

7.04 COUNTERPARTS. This Agreement may be executed in one or more counterparts by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile signatures will be followed-up with original signatures being sent to the other parties

7.05 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.




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

7.06 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with confirmation) and addressed to the intended recipient as set forth below:

                  IF TO BUYER
                  Albert Friedman
                  Watch Junction, Inc.
                  5358 SW 34th Terrace
                  Hollywood, Florida 33312
                  (954) 893-8334

                  IF TO SELLER:
                  Ilia Lekach
                  Take to Auction.com, Inc.
                  5555 Anglers Ave.
                  Suite 16
                  Fort Lauderdale, Florida 33312
                  Phone: (954) 987-0654
                  Fax:     (954) 987-5540

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without regard to the principles of conflicts of laws thereof.

7.08 SEVERABILITY. Any term or provision of this Agreement that is determined to be invalid or unenforceable by a court of competent jurisdiction in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties agree



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

         that a court of competent jurisdiction shall have the authority to reform any clause or provision that is deemed to be overbroad or unenforceable in order to make said clause or provision enforceable within its jurisdiction. Such reformation shall not modify this Agreement and its enforceability of the original provision within other jurisdictions.

7.09 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.10 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

7.11 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.12 UNDERSTANDING. The Parties stipulate and agree that at all times during the course of the negotiations surrounding the execution and delivery of this Agreement, they, to the extent deemed necessary or advisable in their sole discretion, have been advised and assisted by competent counsel of their own choosing and that they have been fully advised by such counsel of the effect of each term, condition, provision and stipulation contained herein.

7.13 SURVIVAL. The representations, warranties, covenants and indemnification obligations of the Parties will survive the Closing Date for a period of eighteen (18) months.





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




         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                                                     WATCH JUNCTION, INC.
                                                     BUYER


                                            By:      /s/ ALBERT FRIEDMAN
                                                     ---------------------------
                                                     Albert Friedman
                                                     President



                                                     TAKE TO AUCTION.COM, INC.
                                                     SELLER


                                            By:      /s/ ILIA LEKACH
                                                     ---------------------------
                                                     ILIA LEKACH
                                                     Chief Executive Officer








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